Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

August 3, 2020

Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

Re:	Franchise Group, Inc. Registration Statement on Form S-3 (File No. 333-236211)

Ladies and Gentlemen:

We have acted as counsel to Franchise Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the Company’s Registration Statement on Form S-3 (File No. 333-236211), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 31, 2020, as amended by Pre-Effective Amendment No. 1 filed by the Company with the Commission on May 21, 2020, which registration statement was declared effective by the Commission on June 22, 2020 (the “Registration Statement”), and the accompanying base prospectus dated June 22, 2020 (the “Prospectus”) and (ii) the public offering of 630,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), as described in the prospectus supplement dated June 25, 2020 (together with the Prospectus, the “Final Prospectus”) pursuant to the exercise of the underwriters’ option to purchase additional shares of Common Stock under an Underwriting Agreement, dated June 25, 2020, as amended by Amendment No. 1 thereto (the “Amendment”) dated as of July 25, 2020, between the Company and B. Riley FBR, Inc., as representative of the several Underwriters named in Schedule I thereto (as so amended, the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with the foregoing, we have examined originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including (i) the organizational documents of the Company, which include the Second Amended and Restated Certificate of Incorporation, as amended to date, and the Second Amended and Restated Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement and the registration and issuance of the Shares, the Final Prospectus and certain related matters, (iii) the resolutions of the Pricing Committee approving the issuance of the Shares and the execution and delivery of the Underwriting Agreement and certain related matters, (iv) the Registration Statement and exhibits thereto, (v) the Final Prospectus; (vi) the Underwriting Agreement; (vii) the Amendment and (viii) the Notice of Exercise of the underwriters’ option to purchase the Shares dated July 30, 2020.

Franchise Group, Inc. August 3, 2020 Page 2

For purposes of the opinions expressed below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware (the “DGCL”) and the federal law of the United States. We are not opining on “blue sky” or other state securities laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement and the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP